                                  EXHIBIT 3.1a

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              ERA OIL COMPANY, INC.

ERA OIL COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the shareholders of Era Oil Company, Inc. voted on and approved unanimous and adopted a Resolution proposing and declaring the following amendment to the Certificate of Incorporation of said Corporation:

That article "1" the name of the Corporation to be change and now read FORUM INTERNATIONAL CENTER, INC.

SECOND: That Article "4" of the Corporation, the authorized capital be change to now read: THIRTY MILLION SHARES OF COMMON STOCK (30,000,000.) AT A PAR VALUE OF ONE CENT PER SHARE ($0.01.).

THIRD: That both of the aforesaid amendments were duly adopted by a majority of the outstanding stock entitled to vote thereon in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Vote of Shareholders on May 2, 1985.

Number of Shares             Vote required for              Vote favoring
entitled to vote             adoption                       adoption
----------------             -----------------              -------------
1,000.                       501                            1,000.

FIFTH: The corporation has authorized the changes hereinbefore set forth by resolution of its directors and shareholders, on May 2, 1985.



                                            ------------------------------------
                                            PRESIDENT

Attest:
       ----------------------------
       SECRETARY